HUDSON HOLDING CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

Option Agreement Number:	NSO -

Date of Grant/Award:

Name of Optionee:

Optionee’s Social Security Number:

Vesting Dates:

Expiration Date:

1. Grant of Option.

(a) Pursuant to the (the “Plan”) of Hudson Holding Corporation (the “Company”), a Stock Option (the “Option”), dated as of the Date of Grant/Award set forth above (the “Grant Date”), is hereby granted to the above-named Optionee. The award of this Option (the “Award”) conveys to the Optionee the right to purchase from the Company up to shares of common stock (the “Common Stock”) at an exercise price of $     per share (the “Option Shares”).

(b) The Option awarded hereunder is intended to be a nonqualified stock option and is specifically not intended to be treated as an Incentive Stock Option as such term is defined under Section 422 of the Code.

2. Vesting. The Option Shares will vest and expire in accordance with the following vesting schedule:

Shares	Full Vest Date	Expiration Date

3. Exercise of Option.

(a) The Option may be exercised with respect to all or any part of the number of vested Option Shares by the giving of written notice (“Notice”) of the intent to exercise to the Company. The Notice shall specify the exercise date and the number of Option Shares as to which the Option is to be exercised.

(b) Full payment, in cash, of the Option exercise price shall be made on or before the exercise date specified in the Notice. Such full payment having occurred on or before the exercise date specified in the Notice, or as soon thereafter as is practicable, the Company shall cause to be delivered to the Optionee a certificate or certificates for the Option Shares then being purchased. If the Optionee fails to pay for any of the Option Shares specified in the Notice, or fails to accept delivery of Option Shares, the Optionee’s right to purchase such Option Shares may be terminated by the Company.

(c) The Administrator (as defined below), in its absolute and sole discretion, may authorize any one or more of the following additional methods of payment of the Option exercise price:

(i) Delivery by the Optionee of shares of Common Stock previously owned by the Optionee for all or part of the Option exercise price, provided, that, subject to Section 6.2 of the Plan, the Fair Market Value of such shares being delivered is equal on the date of exercise to the Option exercise price, or such portion thereof as the Optionee is authorized to pay by delivery of such stock; or

(ii) Through the surrender of shares of Common Stock then issuable upon the exercise of the Option, provided, that, subject to Section 6.2 of the Plan, the Fair Market Value of such shares is equal on the date of exercise to the Option exercise price, or such portion thereof as the Optionee is authorized to pay by surrender of such stock.

(d)	During the Optionee’s lifetime, the Option granted hereunder shall be exercisable only by the Optionee.

4.	Expiration Date. To the extent not previously exercised, the Option and all rights with respect thereto, shall terminate and become null and void upon the Expiration Date shown above.

5.	Fractional Shares. No fractional shares of Common Stock will be issued upon the exercise of this Option.

6.	Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)	“Administrator” shall have the meaning defined in Section 4 of the Plan.

(b)	“Agreement” means this Nonqualified Stock Option Agreement, dated May 10, 2010.

(c)	“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(d)	“Fair Market Value” means

(i) the closing price of shares of Common Stock of the Company or other securities of the Company on the date before the date the value is to be determined on the principal recognized securities exchange or recognized securities market on which such stock is reported, but if selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for such stock on the date before the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

(ii) In the absence of an established market for the stock, the fair market value thereof shall be determined in good faith by the Administrator, with reference to the Company’s net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including goodwill of the Company, the economic outlook in the Company’s industry, the Company’s position in the industry, the Company’s management, and the values of stock of other corporations in the same or similar line of business.

7. Termination. The Option may be exercised at any time or from time to time prior to the Expiration Date in accordance with the vesting schedule set forth above (the “Option Term”). The Option Term is contingent upon the continued service of the Optionee with the Company. The Option shall be exercisable after the Optionee’s termination of employment with the Company only during the applicable time period determined in accordance with the following provisions and thereafter shall terminate:

(a) DISABILITY. If the Optionee becomes permanently and totally disability (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or any of its affiliates (the “Termination”), or within the period that the Option remains exercisable after Termination, an Option then held, to the extent exercisable on the date on which the Optionee’s employment terminated, may be exercised in whole or in part by the Optionee (or the Optionee’s guardian or personal representative) at any time within twelve (12) months after the permanent and total disability of the Optionee, but in any event no later than the Expiration Date.

(b) DEATH. If the Optionee’s employment terminates because of the death of the Optionee, an Option then held, to the extent exercisable on the date on which the Optionee’s employment terminated, may be exercised in whole or in part by the Optionee’s legal representative or by the person to whom the Option is transferred by devise or the laws of descent and distribution, at any time within twelve (12) months after the death of the Optionee, but in any event no later than the Expiration Date.

(c)

RETIREMENT. If the Optionee’s employment terminates because of retirement,, an Option then held at the date of Termination, to the extent exercisable on the date on which the Optionee’s employment terminated by reason of retirement, may be exercised in whole or in part by the Optionee at any time within three (3) months of the date of such Termination, but in any event no later than the Expiration Date; provided, however, that if such exercise of the Option would result in liability for the Optionee under Section 16(b) of the Securities Exchange Act of

1934, as amended, then such three month period automatically shall be extended until the tenth day following the last date upon which the Optionee has any liability under Section 16(b), but in any event no later than the Expiration Date

d) TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. If the Optionee is terminated for Cause or resigns without Good Reason, the Option shall terminate as of the date of any such termination for Cause or resignation without Good Reason.

(e) OTHER TERMINATION OF SERVICE. If the Optionee’s employment terminates for any reason, other than death. Retirement, termination for Cause, resignation without Good Reason or permanent and total disability, an Option then held at the date of Termination, to the extent exercisable on the date on which the Optionee’s employment terminated, may be exercised in whole or in part by the Optionee at any time within two (2) months of the date of such Termination, but in any event no later than the Expiration Date; provided, however, that if such exercise of the Option would result in liability for the Optionee under Section 16(b) of the Securities Exchange Act of 1934, as amended, then such two-month period automatically shall be extended until the tenth day following the last date upon which the Optionee has any liability under Section 16(b), but in any event no later than the Expiration Date.

8.	Changes in Capital Structure; Corporate Transactions.

(a) In the event of a stock split, reverse stock split, stock dividend, or recapitalization, combination or reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made by the Board of Directors of the Company (the “Board”) in (i) the number and class of shares of stock subject to the Plan and each Option outstanding under the Plan, and (ii) the exercise price per share of any outstanding Option.

(b) In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify the Optionee at least 30 days prior to such proposed action. To the extent not previously exercised, the Option shall terminate immediately prior to the consummation of such proposed action; provided, however, that the Administrator, in its sole discretion, may permit the exercise of the Option prior to its termination, even if such Option was not otherwise exercisable.

(c) In the event of a merger or consolidation of the Company with or into another corporation or entity in which the Company does not survive, or in the event of a sale of all or substantially all of the assets of the Company in which the shareholders of the Company receive securities of the acquiring entity or an affiliate thereof, the Option shall be assumed or equivalent options shall be substituted by the successor corporation (or other entity) or a parent or subsidiary of such successor corporation (or other entity); provided, however, that if such successor does not agree to assume the Options or to substitute equivalent options therefor, the

Administrator, in its sole discretion, may permit the exercise of the Option prior to consummation of such event, even if such Option were not otherwise exercisable.

(d) The grant of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

9. Stockholder Rights. Until the date a stock certificate is issued to the Optionee, the Optionee shall have no rights as a stockholder with respect to the Option Shares, and no adjustments shall be made for dividends of any kind or nature, distributions, or other rights for which the record date is prior to the date such stock certificate is issued.

10. Stock Certificate. Until the Option Shares are registered, each certificate representing the Option Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR IF APPLICABLE, STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT AND APPLICABLE STATE LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE COMPANY, TO BE EVIDENCED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED

11.	No Transfer or Assignment.

(a) Neither (i) this Agreement, (ii) any of the rights, benefits, duties or obligations hereunder, nor (iii) the Option Shares, may be transferred or assigned without the prior written consent of the Company.

(b) Notwithstanding the foregoing, the Option Shares may be transferable (i) by will or by the laws of descent and distribution, in the case of the death of the Optionee, or (ii) pursuant to a qualified domestic relations order.

12. Amendment. The Company may unilaterally amend the Award at any time if the Company determines, in its sole discretion that amendment is necessary or advisable in light of any applicable addition to or change in the Code, any regulations issued thereunder, or any federal or state securities law or other applicable law or regulation.

13. Acknowledgement. The Optionee acknowledges having received and read a copy of this Agreement and the Plan and agrees to comply with the Plan and all laws, rules and regulations applicable to the Award and to the sale or other disposition of the Common Stock of the Company received.

14. Entire Agreement. This Agreement contains the entire understanding between the parties. No other representations or covenants have induced either party to execute this Agreement, and this Agreement supersedes all prior understandings among the parties hereto with respect to the subject matter contained herein.

15. Notices. Any notice to the Company provided for in this Agreement shall be addressed to it in care of its Secretary at its executive offices located at 111 Town Square Place, Jersey City, New Jersey 07310, and any notice to the Optionee shall be addressed to the Optionee at the address currently shown on the payroll records of the Company. Any notice shall be deemed duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

16. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and are to be construed and enforced in accordance with the purposes of this Agreement as if the illegal or invalid provision or provisions did not exist.

17. Headings. The section headings of this Agreement are for convenience of reference only and do not form a part of the terms of this Agreement.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Nonqualified Stock Option Agreement, and the Optionee has placed his or her signature hereon, effective as of the Grant Date.

HUDSON HOLDING CORPORATION
By: ________________________________

Name:

Title:

ACCEPTED AND AGREED TO: